EXHIBIT 10.1

CONFIDENTIAL
Sent by e-mail

January 9, 2020

Mr. Ivor Macleod
c/o Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634

Dear Ivor,

Speaking on behalf of the entire Athersys team, we have enjoyed our interactions over the past several weeks. We believe that you could bring substantial leadership and experience to Athersys, Inc. (the “Company”) and build on our established foundation to help successfully prepare and position the Company for its next stage of growth and development. As such, we are pleased to extend to you an offer to join the Company as Chief Financial Officer, with a start date of January 31, 2020 (or such later date as mutually agreed to by you and the Company). In that role, you will report to Gil Van Bokkelen, Chairman & Chief Executive Officer (“CEO”), you will work primarily at the Company’s office in Cleveland, Ohio, and your primary responsibilities will include, but will not be limited to, the following:

•	Work with the CEO and other members of the leadership team to provide strategic input and leadership for the organization;

•	Provide financial expertise and leadership as part of the Executive Management team;

•	Lead the financial planning process;

•	Analyze financial strengths and weaknesses, assess financial risks, provide strategic input and propose corrective actions where appropriate;

•	Ensure timely preparation and submission of accurate financial reports;

•
Work with other members of the executive team to ensure effective Investor Relations strategy and capabilities, including interactions with investment banks, analysts, institutional fund managers, other current and/or potential shareholders, and the media where appropriate;

•	Engage in effective communications with current and potential corporate partners, and provide strategic input and evaluate new business opportunities where and when appropriate;

Athersys, Inc. ● 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 ● Phone 216.431.9900 ● Fax 216.361.9495

EXHIBIT 10.1

•	Help prepare the Company for the envisioned transition into commercialization;

•	Develop internal and external relationships and integrate fully into the Company, industry and its stakeholders; and

•	Expand and improve the reporting and analytical capabilities of our ERP system to support commercial operations.

In your role as a senior Company executive, you will participate in management discussions and decision-making with respect to Company operations, strategy and compliance.

In your capacity as Chief Financial Officer, your compensation will include the following:

•
An annual salary of $410,000 per year, payable monthly, during your employment with eligibility for merit increases from time to time at the discretion of the Board of Directors or its Compensation Committee;

•
Beginning in 2020, participation during your employment in the Company’s annual cash incentive compensation program on terms substantially similar as those that apply to other executive officers of the Company, with a target opportunity of 40% of your annual salary (and no guaranteed minimum payment), subject to Company and/or individual performance as designed annually for such program by the Board of Directors or its Compensation Committee. Such 40% target opportunity will be weighted 80% toward corporate goal achievement and 20% toward individual goal achievement. Each annual cash incentive award will be subject to the specific approval of the Board of Directors or its Compensation Committee;

•
As an inducement to your acceptance of the position, based on our negotiations with you, we are pleased to agree on providing you with the following initial equity award, effective on your start date (“Grant Date”), which award is subject to the specific approval of the Board of Directors or its Compensation Committee and the terms of the governing Company equity plan:

o
A stock option award to purchase 600,000 shares of Company common stock at a per share exercise price equal to the closing price of a share of Athersys common stock on the Grant Date, with the award generally vesting over a four-year period and with a ten-year term. Vesting shall occur during that period with a one-year “cliff” for the first tranche (150,000 shares) and the remainder vesting quarterly in substantially equal installments over the remaining three years. The remaining terms of the award will be based substantially on a form Company stock option agreement approved for the purposes of your award, as shared with you;

Athersys, Inc. ● 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 ● Phone 216.431.9900 ● Fax 216.361.9495

EXHIBIT 10.1

•
Beginning in 2021, participation during your employment in the Company’s annual stock-based award program (e.g., stock options and RSUs) on terms substantially similar as those that apply to other executive officers of the Company. The terms of these awards will be determined annually at the discretion of the Board of Directors or its Compensation Committee. These awards will be subject to the specific approval of the Board of Directors or its Compensation Committee and the terms of the governing Company equity plan;

•
Coverage during your employment of reasonable commuting expense, including airfare, hotel/housing in Cleveland, and local transportation from your start date until July 31, 2020, up to an aggregate maximum value of $50,000 for such period;

•	$1 million of life insurance, in accordance with Company policy and practice, during your employment;

•	The Company will cover relocation-related costs for you and your family up to an aggregate of $50,000 if relocation has occurred by September 30, 2020; and

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As will be further described in an Employment Agreement to be entered into between you and the Company, the Company will provide you with six months of severance payments based on your then-effective base salary rate, and the opportunity to continue participation in the Company’s health plans during such period in the event of a termination of your employment by the Company without cause.

Your compensation will be subject to all applicable payroll deductions and tax withholdings. In addition, you will be offered participation during your employment in the Company’s employee benefits plans on terms substantially similar to those that apply for other executive officers of the Company from time-to-time, as previously communicated to you, which benefits generally include health, dental and ancillary health benefits and 401(k) retirement plan participation. You will also benefit from 20 paid vacation days per year for full-time employment, as well as nine designated holidays, two floating holidays and five sick days per year. The Company reserves the right to change, alter or terminate any benefit plan or program in its sole discretion.

You are responsible for all federal, state, city or other taxes imposed on compensation and benefits provided pursuant to or otherwise related to your employment. The Company may withhold from any amounts payable to you under this letter or otherwise related to your employment all federal, state, city or other taxes as the Company or its affiliates is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you.

Athersys, Inc. ● 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 ● Phone 216.431.9900 ● Fax 216.361.9495

EXHIBIT 10.1

This letter, including the at-will nature of the employment relationship between you and the Company, may be modified or terminated only in a writing signed by both you and an authorized representative of the Company.

To the extent applicable, it is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible and to the extent applicable, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right (if any) to receive any installment payments under this letter (whether reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.

Nothing in this letter prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

This offer of employment is valid for ten (10) days, is contingent upon the Company’s receipt of your signed acceptance within that time and is revocable at any time at the discretion of the Company. This offer does not constitute a contract of employment, and your employment as Chief Financial Officer on these terms is subject to final Board of Directors approval and authorizations and your entry into an Employment Agreement and other standard employment contracts with the Company, including those covering non-competition, confidentiality and other restrictive covenant arrangements. If you should have any questions regarding this offer, please contact me at 216-235-7781.

Athersys, Inc. ● 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 ● Phone 216.431.9900 ● Fax 216.361.9495

EXHIBIT 10.1

I look forward to working together.

Sincerely,

/s/ Gil Van Bokkelen
Gil Van Bokkelen
Chairman & CEO
Athersys, Inc.

Accepted by:

/s/ Ivor Macleod
Ivor Macleod

Athersys, Inc. ● 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 ● Phone 216.431.9900 ● Fax 216.361.9495